UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

JAKKS Pacific, Inc.

(Name of Issuer)

Common Stock, $0.001 par value per share

(Title of Class of Securities)

CUSIP No. 47012E106

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 47012E106

1	Names of Reporting Persons Oaktree FF Investment Fund, L.P. - Class A IRS Identification Nos. of Above Persons (entities only).

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 192,930

	6	Shared Voting Power 0

	7	Sole Dispositive Power 192,930

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 192,930

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.74%

12	Type of Reporting Person* PN

CUSIP No. 47012E106

1	Names of Reporting Persons Oaktree Principal Fund V (Delaware), L.P. IRS Identification Nos. of Above Persons (entities only).

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,141,087

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,141,087

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,141,087

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 4.39%

12	Type of Reporting Person* PN

CUSIP No. 47012E106

1	Names of Reporting Persons Oaktree FF Investment Fund GP, L.P.(1) IRS Identification Nos. of Above Persons (entities only).

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 192,930

	6	Shared Voting Power 0

	7	Sole Dispositive Power 192,930

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 192,930

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.74%

12	Type of Reporting Person* PN

(1)  Solely in its capacity as the general partner of Oaktree FF Investment Fund, L.P. - Class A

CUSIP No. 47012E106

1	Names of Reporting Persons Oaktree FF Investment Fund GP Ltd.(2) IRS Identification Nos. of Above Persons (entities only).

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 192,930

	6	Shared Voting Power 0

	7	Sole Dispositive Power 192,930

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 192,930

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.74%

12	Type of Reporting Person* CO

(2)  Solely in its capacity as the general partner of Oaktree FF Investment Fund GP, L.P.

CUSIP No. 47012E106

1	Names of Reporting Persons Oaktree Fund GP I, L.P.(3) IRS Identification Nos. of Above Persons (entities only).

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,334,017

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,334,017

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,334,017

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 5.13%

12	Type of Reporting Person* PN

(3)  Solely in its capacity as the general partner of Oaktree Fund GP, LLC and the sole shareholder of Oaktree FF Investment Fund GP Ltd.

CUSIP No. 47012E106

1	Names of Reporting Persons Oaktree Capital I, L.P.(4) IRS Identification Nos. of Above Persons (entities only).

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,334,017

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,334,017

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,334,017

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 5.13%

12	Type of Reporting Person* PN

(4)  Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

CUSIP No. 47012E106

1	Names of Reporting Persons OCM Holdings I, LLC(5) IRS Identification Nos. of Above Persons (entities only).

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,334,017

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,334,017

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,334,017

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 5.13%

12	Type of Reporting Person* OO

(5)  Solely in its capacity as the general partner of Oaktree Capital I, L.P.

CUSIP No. 47012E106

1	Names of Reporting Persons Oaktree Holdings, LLC(6) IRS Identification Nos. of Above Persons (entities only).

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,334,017

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,334,017

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,334,017

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 5.13%

12	Type of Reporting Person* OO

(6)  Solely in its capacity as the managing member of OCM Holdings I, LLC

CUSIP No. 47012E106

1	Names of Reporting Persons Oaktree Fund GP, LLC(7) IRS Identification Nos. of Above Persons (entities only).

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,141,087

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,141,087

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,141,087

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 4.39%

12	Type of Reporting Person* OO

(7)  Solely in its capacity as the general partner of Oaktree Principal Fund V (Delaware), L.P.

CUSIP No. 47012E106

1	Names of Reporting Persons Oaktree Capital Management, L.P.(8) IRS Identification Nos. of Above Persons (entities only).

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 192,930

	6	Shared Voting Power 0

	7	Sole Dispositive Power 192,930

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 192,930

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.74%

12	Type of Reporting Person* PN, IA

(8)  Solely in its capacity as director of Oaktree FF Investment Fund GP, Ltd.

CUSIP No. 47012E106

1	Names of Reporting Persons Oaktree Holdings, Inc.(9) IRS Identification Nos. of Above Persons (entities only).

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 192,930

	6	Shared Voting Power 0

	7	Sole Dispositive Power 192,930

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 192,930

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.74%

12	Type of Reporting Person* CO

(9)  Solely in its capacity as the general partner of Oaktree Capital Management, L.P.

CUSIP No. 47012E106

1	Names of Reporting Persons Oaktree Capital Group, LLC(10) IRS Identification Nos. of Above Persons (entities only).

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,334,017

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,334,017

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,334,017

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 5.13%

12	Type of Reporting Person* OO

(10)  Solely in its capacity as the managing member of Oaktree Holdings, LLC and sole shareholder of Oaktree Holdings, Inc.

CUSIP No. 47012E106

1	Names of Reporting Persons Oaktree Capital Group Holdings, L.P.(11) IRS Identification Nos. of Above Persons (entities only).

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,334,017

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,334,017

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,334,017

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 5.13%

12	Type of Reporting Person* PN

(11)  Solely in its capacity as the holder of the majority of voting units of Oaktree Capital Group, LLC

CUSIP No. 47012E106

1	Names of Reporting Persons Oaktree Capital Group Holdings GP, LLC(12) IRS Identification Nos. of Above Persons (entities only).

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,334,017

	6	Shared Voting Power 0

	7	Sole Dispositive Power 1,334,017

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,334,017

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 5.13%

12	Type of Reporting Person* OO

(12)  Solely in its capacity as the general partner of Oaktree Capital Group Holdings, L.P.

This Schedule 13G is being filed jointly by Oaktree FF Investment Fund, L.P. - Class A, Oaktree Principal Fund V (Delaware), L.P., Oaktree FF Investment Fund GP, L.P., Oaktree FF Investment Fund GP, Ltd., Oaktree Fund GP I, L.P., Oaktree Capital I, L.P., OCM Holdings I, LLC, Oaktree Holdings, LLC, Oaktree Fund GP, LLC, Oaktree Capital Management, L.P., Oaktree Holdings, Inc., Oaktree Capital Group, LLC, Oaktree Capital Group Holdings, L.P., and Oaktree Capital Group Holdings GP, LLC.

Item 1.
(a)	Name of Issuer JAKKS Pacific, Inc. (the “Issuer”)
(b)	Address of Issuer’s Principal Executive Offices 22619 Pacific Coast Highway Malibu, California 90265

Item 2.
(a)	Name of Person Filing
(b)	Address of Principal Business Office or, if none, Residence
(c)	Citizenship

(a)-(c)             Name of Persons Filing; Address of Principal Business Office; and Citizenship:

This Schedule 13G is filed jointly, pursuant to a joint filing agreement attached hereto as Exhibit 1, by:

1.   Oaktree FF Investment Fund, L.P. - Class A, a Cayman Islands exempt limited partnership (“FFA”), whose principal business is investing;

2.   Oaktree Principal Fund V (Delaware), L.P., a Delaware limited partnership (“PF V Delaware” and, together with FFA, the “Oaktree Funds”), whose principal business is investing;

3.   Oaktree FF Investment Fund GP, L.P., a Cayman Islands exempt limited partnership (“FFA GP LP”), whose principal business is to serve as, and perform the functions of, the general partner of FFA;

4.   Oaktree FF Investment Fund GP Ltd., a Cayman Islands exempt company (“FFA GP Ltd”), whose principal business is to serve as, and perform the functions of, the general partner of the FFA GP LP;

5.   Oaktree Fund GP I, L.P., a Delaware limited partnership (“GP I”), whose principal business is to (i) serve as, and perform the functions of, the general partner or the managing member of the general partner of certain investment funds, including Fund GP and (ii) act as the sole shareholder of certain controlling entities of certain investment funds including FFA GP Ltd;

6.   Oaktree Capital I, L.P., a Delaware limited partnership (“Capital I”), whose principal business is to serve as, and perform the functions of, the general partner of GP I and to hold limited partnership interests in GP I;

7.   OCM Holdings I, LLC, a Delaware limited liability company (“Holdings I”), whose principal business is to serve as, and perform the functions of, the general partner of Capital I;

8.   Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings”), whose principal business is to serve as, and perform the functions of, the managing member of Holdings, I;

9.   Oaktree Fund GP, LLC, a Delaware limited liability company (“Fund GP”), whose principal business is to serve as, and perform the functions of, the general partner of various entities, including PF V Delaware;

10. Oaktree Capital Management, L.P. (“Oaktree”), a Delaware limited partnership, whose principal business is providing investment advice and management services to institutional and individual investors;

11. Oaktree Holdings, Inc., a Delaware corporation (“Oaktree GP”), whose principal business is to serve as, and perform the functions of, the general partner of various entities, including Oaktree, and hold membership interests in Holdings I;

12. Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), whose principal business is to serve as the holding company and controlling entity for each of the general partner and investment advisor of certain investment funds and separately managed accounts;

13. Oaktree Capital Group Holdings, L.P., a Delaware limited partnership (“OCGH”), whose principal business is to hold voting interests in OCG and other interests in each of the general partner and investment advisor of certain investment funds and separately managed accounts; and

14. Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (“OCGH GP,” and together with the Oaktree Funds, FFA GP LP, FFA GP Ltd, Fund GP, GP I, Capital I, Holdings I, Holdings, OCG, OCGH, Oaktree and Oaktree GP, collectively, the “Reporting Persons”, and each individually, a “Reporting Person”), whose principal business is to serve as, and perform the functions of, the general partner of OCGH.

The principal business address of each Reporting Person and each Covered Person is c/o Oaktree Capital Management, L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.

(d)	Title of Class of Securities Common Stock, $0.001 par value per share (“Common Stock”)
(e)	CUSIP Number 47012E106

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(J).
Not applicable.

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: Amount beneficially owned for each Reporting Person is disclosed on the cover pages attached hereto.
(b)

Percent of class:
Percent of class for each Reporting Person is disclosed on the cover pages attached hereto.

All calculations of percentage ownership in this Schedule 13G are based on a total of 25,980,731 shares of Common Stock outstanding as of November 8, 2011, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed on November 9, 2011

	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote Number of shares as to which each Reporting Person has the sole power to vote or to direct the vote is disclosed on the cover pages attached hereto.
		(ii)	Shared power to vote or to direct the vote Number of shares as to which each Reporting Person has shared power to vote or to direct the vote is disclosed on the cover pages attached hereto.
(iii)

Sole power to dispose or to direct the disposition of

Number of shares as to which each Reporting Person has the sole power to dispose or to direct the disposition of is disclosed on the cover pages attached hereto.

(iv)

Shared power to dispose or to direct the disposition of

Number of shares as to which each Reporting Person has the shared power to dispose or to direct the disposition of is disclosed on the cover pages attached hereto.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated as of February 14, 2012

OAKTREE FF INVESTMENT FUND, L.P. - CLASS A

By:	Oaktree FF Investment Fund GP, L.P.
Its:	General Partner

By:	Oaktree FF Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Todd Molz
Name:	Todd Molz
Title:	Managing Director and General Counsel

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Senior Vice President, Legal

OAKTREE PRINCIPAL FUND V (DELAWARE), L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Todd Molz
Name:	Todd Molz
Title:	Authorized Signatory

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

OAKTREE FF INVESTMENT FUND GP, L.P.

By:	Oaktree FF Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Todd Molz
Name:	Todd Molz
Title:	Managing Director and General Counsel

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Senior Vice President, Legal

OAKTREE FF INVESTMENT FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Todd Molz
Name:	Todd Molz
Title:	Managing Director and General Counsel

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Senior Vice President, Legal

OAKTREE FUND GP I, L.P.

By:	/s/ Todd Molz
Name:	Todd Molz
Title:	Authorized Signatory

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

OAKTREE CAPITAL I, L.P.

By:	OCM Holdings I, LLC
Its:	General Partner

By:	/s/ Todd Molz
Name:	Todd Molz
Title:	Managing Director, General Counsel and Secretary

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Senior Vice President

OCM HOLDINGS I, LLC

By:	/s/ Todd Molz
Name:	Todd Molz
Title:	Managing Director, General Counsel and Secretary

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Senior Vice President

OAKTREE HOLDINGS, LLC

By:	Oaktree Capital Group, LLC
Its:	Managing Member

By:	/s/ Todd Molz
Name:	Todd Molz
Title:	Managing Director, General Counsel and Secretary

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Senior Vice President

OAKTREE FUND GP, LLC

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Todd Molz
Name:	Todd Molz
Title:	Authorized Signatory

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Authorized Signatory

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Todd Molz
Name:	Todd Molz
Title:	Managing Director and General Counsel

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Senior Vice President, Legal

OAKTREE HOLDINGS, INC.

By:	/s/ Todd Molz
Name:	Todd Molz
Title:	Managing Director, General Counsel and Secretary

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Senior Vice President
OAKTREE CAPITAL GROUP, LLC

By:	/s/ Todd Molz
Name:	Todd Molz
Title:	Managing Director, General Counsel and Secretary

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Senior Vice President

OAKTREE CAPITAL GROUP HOLDINGS, L.P.

By:	Oaktree Capital Group Holdings GP, LLC
Its:	General Partner

By:	/s/ Todd Molz
Name:	Todd Molz
Title:	Managing Director, General Counsel and Secretary

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Senior Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Todd Molz
Name:	Todd Molz
Title:	Managing Director, General Counsel and Secretary

By:	/s/ Martin Boskovich
Name:	Martin Boskovich
Title:	Senior Vice President